Exhibit 99.2

March 11, 2005	IMMEDIATE RELEASE

Connecticut Water Service, Inc. Reports
Preliminary Financial Results for 2004

     Clinton, Connecticut, March 11, 2005 – Connecticut Water Service, Inc. (NASDAQ:CTWS), a water service company providing water to over 87,750 customers in 42 towns in Connecticut and Massachusetts, announced that based on preliminary unaudited information, it expects to report a 2% increase in net income for the year ended December 31, 2004, or $1.17 per basic share, as compared to $1.15 per basic share for 2003, when it files its 2004 Form 10-K with the Securities and Exchange Commission later this month.

     The Company has determined to wait to report its full financial results until the completion of the audit of its financial statements and the filing of its Annual Report on Form 10-K. The Company has been working diligently to complete its 2004 audited financial results, including its internal control testing and assessment as required by Section 404 of the Sarbanes-Oxley Act. The Company’s preliminary results reported in this release may be subject to change in connection with the completion of its audited financial statements.

     Highlights of the preliminary 2004 financial results are as follows:

•	2004 was the 14th consecutive year of increased earnings as well as the 35th consecutive year of increased dividend payments.

•	Two of the three business segments produced increased profits:

o	The Real Estate segment generated approximately $1.2 million in net income in 2004 versus $1.0 million in 2003.

o	The Service and Rentals segment net income increased from $733,000 in 2003 to $909,000 in 2004, approximately 24%.

o	The Water Activities segment produced approximately $150,000 less net income in 2004 compared to 2003, due to increasing operating costs. The largest of those in 2004 was for costs (primarily audit fees) related to Sarbanes-Oxley Act compliance.

Marshall T. Chiaraluce, the Company’s Chairman, Chief Executive Officer and President, stated, “We are pleased with the increased earnings, especially in a year when our core water business was less of a contributor to earnings due to the ongoing compliance audit fee cost increases that many publicly traded companies are experiencing. Our continuing success in our non-water business services in 2004 is due to increased customer enrollment in our Linebacker® program and higher revenues from the leasing of telecommunications antenna sites.”

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News media contact:

David C. Benoit
CFO and Vice President — Finance
Connecticut Water Service, Inc.
93 West Main Street, Clinton, CT 06413-1600
(860) 669 8630 Ext. 3030

Connecticut Water Service, Inc. is the largest, domestic-based, investor-owned water utility in New England. It provides water to over 87,750 customers in 42 towns in Connecticut and Massachusetts, as well as providing water-related services under contract in municipalities and companies.

This press release may contain certain forward-looking statements regarding the Company’s results of operations and financial position. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties, which could cause the Company’s actual results to differ materially from expected results.

Our water companies are subject to various federal and state regulatory agencies concerning water quality and environmental standards. Generally, the water industry is materially dependent on the adequacy of approved rates to allow for a fair rate of return on the investment in utility plant. The ability to maintain our operating costs at the lowest possible level while providing good quality water service is beneficial to customers and stockholders. Profitability is also dependent on the timeliness of rate relief, when necessary, and numerous factors over which we have little or no control, such as the quantity of rainfall and temperature, industrial demand, financing costs, energy rates, tax rates, increased compliance costs related to the Sarbanes-Oxley Act of 2002, and stock market trends which may affect the return earned on pension assets, and compliance with environmental and water quality regulations. The profitability of our other revenue sources is subject to the amount of land we have available for sale and/or donation, the demand for the land, the continuation of the current state tax benefits relating to the donation of land for open space purposes, regulatory approval of land dispositions, the demand for telecommunications antenna site leases and the successful extensions and expansion of our service contract work. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.